LOAN AGREEMENT

by and between

ANSOFT CORPORATION

and

PNC BANK, NATIONAL ASSOCIATION

DATED OCTOBER 21, 2004

TABLE OF CONTENTS

SECTION ARTICLE I DEFINITIONS		PAGE

1.01	Certain Definitions.

1.02	Construction and Interpretation.

ARTICLE II THE CREDIT FACILITIES

2.01	The Revolving Credit Facility Commitment.

2.02 2.03 2.04	[Reserved]. [Reserved]. Interest Rates.

2.05 2.06	[Reserved]. Loan Account.

2.07	Security.

2.08	Financing Statements.

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.01	Organization and Qualification.

3.02	Authority; Power to Carry on Business; Licenses.

3.03	Execution and Binding Effect.

3.04	Absence of Conflicts.

3.05	Authorizations and Filings.

3.06	Title to Property.

3.07	Financial Information.

3.08	Taxes.

3.09	Contracts.

3.10	Litigation.

3.11	Laws.

3.12	ERISA.

3.13	Patents, Licenses, Franchises.

3.14	Environmental Matters.

3.15	Use of Proceeds.

3.16	Margin Stock.

3.17	No Event of Default; Compliance with Agreements.

3.18	No Material Adverse Change.

3.19	Security Interest.

3.20	Labor Controversies.

3.21	Solvency.

3.22	Subsidiaries.

3.23	Governmental Regulation.

3.24	Accurate and Complete Disclosure; Continuing Representations and Warranties.

ARTICLE IV CONDITIONS OF LENDING

4.01	Representations and Warranties; Events of Default and Potential Defaults.

4.02	Loan Documents.

4.03	UCC Financing Statements; Notices of Security Interest.

4.04	Other Documents and Conditions.

4.05	Details Proceedings and Documents.

4.06	Fees and Expenses.

ARTICLE V AFFIRMATIVE COVENANTS

5.01	Reporting and Information Requirements.

5.02	Preservation of Existence and Franchises.

5.03	Insurance.

5.04	Maintenance of Properties.

5.05	Payment of Liabilities.

5.06	Financial Accounting Practices.

5.07	Compliance with Laws.

5.08	Pension Plans.

5.09	Continuation of Business.

5.10	Use of Proceeds.

5.11	Lien Searches.

5.12	Further Assurances.

5.13	Amendment to Schedules and Representations and Warranties.

5.14	Bailees.

5.15	Operating and Depository Accounts.

5.16	Minimum Tangible Net Worth.

ARTICLE VI NEGATIVE COVENANTS

6.01	Liens.

6.02	Indebtedness.

6.03	Guarantees and Contingent Liabilities.

6.04 6.05	[Reserved]. Restricted Payments.

6.06	Leases.

6.07	Self-Dealing.

6.08	Disposition of Assets.

6.09	Change in Business.

6.10	Margin Stock.

6.11	Merger; Consolidation; Acquisitions.

6.12	Sale/Leaseback.

6.13	Change of Control.

6.14	Fiscal Year.

6.15	Modifications to Material Documents.

6.16	Double Negative Pledge.

6.17	Capital Expenditures.

ARTICLE VII DEFAULTS

7.01	Events of Default.

7.02	Consequences of an Event of Default.

ARTICLE VIII MISCELLANEOUS

8.01	Business Days.

8.02	Amendments and Waivers.

8.03	No Implied Waiver; Cumulative Remedies.

8.04	Notices.

8.05	Expenses; Taxes; Attorneys Fees.

8.06	Severability.

8.07	Governing Law; Consent to Jurisdiction.

8.08	Prior Understandings.

8.09	Duration; Survival.

8.10	Counterparts.

8.11	Successors and Assigns.

8.12	No Third Party Beneficiaries.

8.13	Participation and Assignment.

8.14	Exhibits.

8.15	Headings.

8.16	Indemnity.

8.17	Limitation of Liability.

8.18	WAIVER OF TRIAL BY JURY.

LOAN AGREEMENT

Agreement, dated the 21 day of October, 2004, by and between Ansoft Corporation, a Delaware corporation (the “Borrower”), and PNC Bank, National Association (the “Bank”) (“Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Bank extend credit to the Borrower in an aggregate principal amount of up to Thirty Million and 00/100 Dollars ($30,000,000.00), the proceeds of which will be used (i) to refinance existing Indebtedness of the Borrower and (ii) for working capital and general corporate purposes.

WHEREAS, the Bank is willing to extend such credit to the Borrower pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as amended, modified or supplemented from time to time.

“Bank” shall mean PNC Bank, National Association, with an office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

“Base Tangible Net Worth” shall mean that as set forth in Section 5.16 hereof.

“Borrower” shall mean Ansoft Corporation, a Delaware corporation, having its principal place of business at 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania.

“Capital Expenditure” shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“Capital Lease” shall mean any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

“Capital Stock” shall mean (i) in the case of a corporation, Capital Stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of Capital Stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligation” shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13 (as supplemented and modified from time to time), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.

“Change of Control” shall occur if (i) a majority of the directors of the Borrower shall be Persons other than Persons (x) for whose election proxies shall have been solicited by the Board of Directors of the Borrower or (y) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more in voting power of the outstanding Voting Stock. “Voting Stock” shall mean Capital Stock of any class or classes (however designated) having voting power for the election of directors of the Borrower, other than Capital Stock having such power only by reason of the happening of a contingency.

“Closing” shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

“Closing Date” shall mean October 21, 2004 or such other date upon which the parties may agree.

“Code” shall mean the Internal Revenue Code of 1986 as amended along with the rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” shall mean that as set forth in Section 3.19 hereof.

“Collateral Account” shall mean that certain custodial account with PNC Investments, LLC in the name of the Borrower being designated as Investment Account No. 1173-2324.

“Collateral Account Balance” shall mean, as of the date of determination, the sum of the Margin Value (as defined in the Pledge Agreement) of the Collateral Account.

“Commitment Fee” shall mean that as set forth in Section 2.05 hereof.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

“Control Agreement” shall mean the Notification and Control Agreement, dated of even date herewith, by and among the Borrower, PNC Investments LLC and the Bank, as amended, modified or supplemented from time to time.

“Disclosure of Confession of Judgment” shall mean the Disclosure of Confession of Judgment, dated of even date herewith, made by the Borrower to the Bank, as amended, modified or supplemented from time to time.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and any rules, regulations, consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar impact, and the rules and regulations thereunder, or from time to time in effect.

“ERISA Affiliate” shall mean a Person which is under common control with the Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of the Borrower.

“Event of Default” shall mean any of the Events of Default described in Section 7.01 of this Agreement.

“GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time) which shall include the official interpretations thereof by the Financial Accounting Standards Board applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants concur).

“Guaranty” shall mean any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business

“Hedging Contracts” shall mean foreign currency transactions, interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements or any other agreements or arrangements entered into by a Person and designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” shall mean all liabilities of a Person under Hedging Contracts.

“Indebtedness” shall mean, (i) all obligations for borrowed money, direct or indirect, incurred, assumed or guaranteed (including, without limitation, all notes payable and drafts accepted representing loans, extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all reimbursement obligations (contingent or otherwise), (iv) all Indebtedness represented by obligations under a Capital Lease and the amount of such Indebtedness shall be the aggregate amount of Capitalized Lease Obligations with respect to such Capital Lease, (v) all Hedging Obligations and all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, Guaranty, or, indemnification agreement, (vi) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person and (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by a Person to finance its operations or capital requirements.

“Indemnified Liabilities” shall mean that as set forth in Section 8.16 hereof.

“Indemnitees” shall mean that as set forth in Section 8.16 hereof.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lease Obligation” shall mean an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed), including without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease. Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security for Indebtedness.

“Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans and any other credit extended by the Bank to the Borrower under this Agreement.

“Loan Account” shall mean that as set forth in Section 2.06 hereof.

“Loan Document” or “Loan Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Disclosure of Confession of Judgment, (iv) the Pledge Agreement, (v) the Control Agreement, (vi) the Waivers and (vii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

“Material Adverse Change” shall mean a material adverse change in (a) the business, operations, condition (financial or otherwise) or prospects of the Borrower; (b) the ability of the Borrower to perform any of its payment or other obligations under this Agreement or any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document to which it is a party; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or any other security for the Obligations.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower to perform any of its payment or other obligations under this Agreement or any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document to which it is a party; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or any other security for the Obligations.

“Material Subsidiary” or “Material Subsidiaries” shall mean, singularly or collectively as the context may require, each Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower or its Subsidiaries which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent fiscal year accounted for more than five percent (5%) of the consolidated revenues of the Borrower and its Subsidiaries or (ii) as at the end of such fiscal year, was the owner of more than five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries.

“Note” or “Notes” shall mean, singularly or collectively as the context may require, the Revolving Credit Note and any other note or notes of the Borrower executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as amended, modified or supplemented from time to time.

“Notices” shall mean that as set forth in Section 8.04 hereof.

“Obligations” shall mean, collectively, all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, Guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

“Office”, when used in connection with the Bank, shall mean its designated office located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707 or such other office of the Bank as the Bank may designate in writing from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Lease” shall mean any lease other than a Capital Lease.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

“Plan” shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of the Borrower or any Subsidiary or any ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, dated of even date herewith, made by the Borrower for the benefit of the Bank with respect to a marketable securities account maintained by PNC Investments LLC in the name of the Borrower, as amended, modified or supplemented from time to time.

“Potential Default” shall mean any event or condition which with notice or the passage of time, or any combination of the foregoing, would constitute an Event of Default.

“Prohibited Transaction” shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” or “Properties” shall mean, singularly or collectively, as the context may require, all real property both owned and leased of the Borrower or any of its Subsidiaries.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing Indebtedness to the Borrower or deferred payments by the Borrower for the purchase of such tangible personal property.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase of other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, or (c) any payment made to retire or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Credit Facility Commitment” shall mean that as set forth in Section 2.01(a) hereof.

“Revolving Credit Facility Excess Amount” shall mean that as set forth in Section 2.01(d) hereof.

“Revolving Credit Facility Expiry Date” shall mean the earlier of (a) October 21, 2005, or such later date as may be designated by the Bank by written notice to the Borrower or (b) the acceleration of the Obligations pursuant to Section 7.02.

“Revolving Credit Loan” or “Revolving Credit Loans” shall mean, singularly or collectively as the context may require, that as set forth in Section 2.01(a) hereof.

“Revolving Credit Note” shall mean the Committed Line of Credit Note of the Borrower executed and delivered pursuant to Section 2.01(b) of this Agreement, together with all extensions, renewals, refinancings or refundings, in whole or in part, as may be amended, modified or supplemented from time to time.

“Subsidiary” or “Subsidiaries” of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tangible Net Worth” shall mean, as of the date of determination, the difference between (i) the total stockholders’ equity minus (ii) any advances made by the Borrower to any Affiliate, minus (iii) all items properly classified as intangibles, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

“UCC” shall mean the Uniform Commercial Code or other similar Law as in effect on the date of this Agreement and as amended from time to time, of the Official Body having jurisdiction with respect to all or any portion of the collateral granted or assigned to the Bank from time to time under or in connection with this Agreement.

“Waiver” or “Waivers” shall, singularly or collectively, as the context may require, mean a Warehouseman’s Waiver, Creditor’s Waiver, Landlord’s Waiver, Mortgagee’s Waiver and/or Agreement and Processing Facility Waiver, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Bank, as amended, modified or supplemented from time to time.

1.02 Construction and Interpretation.

(a) Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”. References in this Agreement to “judgments” of the Bank include good faith estimates by the Bank (in the case of quantitative judgments) and good faith beliefs by the Bank (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof”, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation unless the context clearly indicates to the contrary; and any action required to be taken by the Borrower is to be taken promptly, unless the context clearly indicates to the contrary.

(b) Bank’s Discretion and Consent. Whenever the Bank is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith and in a reasonable manner.

(c) Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.16 (and all defined terms used in the definition of any accounting terms used in Section 5.16) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 5.01(a). In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.16 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

ARTICLE II

THE CREDIT FACILITIES

2.01 The Revolving Credit Facility Commitment.

(a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Bank agrees to make loans (a “Revolving Credit Loan” or the “Revolving Credit Loans”) to the Borrower at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Revolving Credit Facility Expiry Date in an aggregate principal amount which shall not exceed at any one time outstanding Thirty Million and 00/100 Dollars ($30,000,000.00) (the “Revolving Credit Facility Commitment”). Within the limits of time and amounts set forth in this Section 2.01, and subject to the other provisions of this Agreement including, without limitation, the Bank’s right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow under this Section 2.01.

(b) Revolving Credit Note. The obligations of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrower by the Bank and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Revolving Credit Note of the Borrower, dated the Closing Date. The executed Revolving Credit Note shall be delivered by the Borrower to the Bank on the Closing Date.

(c) Making Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Article IV hereof, the Bank shall make the proceeds of the Revolving Credit Loans available to the Borrower in accordance with the provisions of the Revolving Credit Note.

(d) Maximum Principal Balance of Revolving Credit Loans. The aggregate principal amount of all Revolving Credit Loans outstanding shall not exceed the Revolving Credit Facility Commitment. The Borrower agrees that if at any time the aggregate principal amount of all Revolving Credit Loans outstanding exceeds the Revolving Credit Facility Commitment (the “Revolving Credit Facility Excess Amount”), the Borrower shall immediately pay to the Bank such Revolving Credit Facility Excess Amount. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Bank by the Borrower with respect to the Revolving Credit Loans shall be immediately due and payable on the Revolving Credit Facility Expiry Date, without notice, presentment or demand of any kind.

(e) Principal and Interest Payments. Payments of principal and interest with respect to the Revolving Credit Loans shall be made in accordance with the provisions of the Revolving Credit Note.

2.02 2.03 2.04	[Reserved]. [Reserved]. Interest Rates.

Interest on the Loans shall be calculated in accordance with the terms of the Notes.

2.05 2.06	[Reserved]. Loan Account.

The Bank shall open and maintain in its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the name of the Borrower in which shall be recorded the date and amount of each Loan made by the Bank and the date and amount of each payment and prepayment in respect thereof. The Bank shall record in the Loan Account the principal amount of the Loans owing to the Bank from time to time. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the accuracy of the information contained therein. Failure by the Bank to make any such notation or record shall not affect the obligations of the Borrower to the Bank with respect to the Loans.

2.07 Security.

The Loans shall be secured by the Pledge Agreement and the Control Agreement and such other instruments and documents as may be executed in connection herewith from time to time.

2.08 Financing Statements.

Promptly upon request by the Bank, the Borrower agrees to execute, if applicable, and deliver and file and record and refile and rerecord all financing statements, assignments, notices of security interest, certificates of title, mortgages, certificates of documentation and such other documents, in such manner, at such time or times and in such place or places as may be required by Law or as may be requested by the Bank in order to cause the Liens granted under any Loan Document to be, at all times valid, perfected and enforceable against the Borrower and all third parties. The Borrower irrevocably appoints the Bank as its agent and attorney to execute any such financing statements or other instruments described above in its name or, if applicable, to file any such financing statements or other instruments described above without the Borrower’s signature. The Borrower further agrees that a carbon, photographic or other reproduction of a financing statement, the Pledge Agreement is sufficient as a financing statement and may be filed as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower, on behalf of itself and each of its Subsidiaries, represents and warrants to the Bank that:

3.01 Organization and Qualification.

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. Each Subsidiary of the Borrower is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified or licensed to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualifications or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.02 Authority; Power to Carry on Business; Licenses.

The Borrower has the power and authority to make the borrowings provided for herein, to execute and deliver the Notes in evidence of such borrowings and to grant and convey the security interests contemplated under the Pledge Agreement and the other Loan Documents. All such action has been duly and validly authorized by all necessary corporate proceedings on the Borrower’s part. Each of the Borrower and its Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted. Each of the Borrower and its Subsidiaries has all licenses, permits, consents and governmental approvals or authorizations necessary to carry on its business as now conducted.

3.03 Execution and Binding Effect.

The Loan Documents have been duly and validly executed and delivered by the Borrower and each such document or agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

3.04 Absence of Conflicts.

Neither the execution and delivery of this Agreement, the Notes, the Pledge Agreement or the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance by the Borrower with their terms and conditions will (a) violate any Law, (b) conflict with or result in a breach of or a default under the certificate of incorporation or bylaws of the Borrower or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound or (c) result in the creation or imposition of any Lien upon any property (owned or leased) of the Borrower or any of its Subsidiaries (other than the Liens created by the Pledge Agreement or the other Loan Documents).

3.05 Authorizations and Filings.

No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation by the Borrower of the transactions contemplated herein or therein, or the performance of or compliance by the Borrower with the terms and conditions hereof or thereof.

3.06 Title to Property.

Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to all real property purported to be owned by it and good and marketable title to all other property (whether personal, intangible, mixed or otherwise) purported to be owned by it, including that reflected in the most recent financial information referred to in Section 3.07 hereof or submitted to the Bank pursuant to Section 5.01 of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens permitted by Section 6.01 of this Agreement.

3.07 Financial Information.

The financial information provided by the Borrower to the Bank as of the Closing Date is accurate and complete and has been prepared in accordance with GAAP consistently applied. The Borrower has made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby.

3.08 Taxes.

All tax returns required to be filed by the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries or upon any of their properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower and its Subsidiaries are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

3.09 Contracts.

Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of such Person, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

3.10 Litigation.

Except as described in Schedule 3.10 to this Agreement, there is no pending, contemplated or, to the Borrower’s knowledge, threatened action, suit or proceeding by or before any Official Body against or affecting the Borrower or any of its Subsidiaries which, if adversely decided, is reasonably likely to have a Material Adverse Effect.

3.11 Laws.

Neither the Borrower nor any of its Subsidiaries is in violation of any Law, which violation is reasonably likely to have a Material Adverse Effect.

3.12 ERISA.

Except as set forth in Schedule 3.12 attached hereto and made a part hereof:

(a) Each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws;

(b) no Reportable Event has occurred and is continuing with respect to any Plan;

(c) no liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable;

(d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan;

(e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and

(f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than twenty percent (20%) of the total number of employees who are participants under a Plan.

3.13 Patents, Licenses, Franchises.

Each of the Borrower and its Subsidiaries owns or possesses the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted without conflict with the rights of others. Schedule 3.13 to this Agreement sets forth a true and correct list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing. Except as described in Schedule 3.13 to this Agreement, no patent, trademark, service mark, trade name, copyright, license, franchise or permit or right with respect to any of the foregoing is of material importance to the assets, business, operations or financial condition of the Borrower or any Subsidiary and there is no reason to anticipate any material liability to the Borrower or any Subsidiary in respect to any claim of infringement of any of the foregoing.

3.14 Environmental Matters.

Except as set forth in Schedule 3.14 attached hereto and made a part hereof:

(a) Neither Borrower nor any of its Subsidiaries is in violation of any Environmental Laws;

(b) No activity of the Borrower nor any of its Subsidiaries at any Property is being or has been conducted in violation of any Environmental Law and, to the Borrower’s knowledge, no activity of any prior owner, operator or occupant of any Property was conducted in violation of any Environmental Law;

(c) There are no Regulated Substances present on, in, under, or emanating from, or emanating to, any Property or any portion thereof in violation of any Environmental Law;

(d) To the Borrower’s knowledge, no facility or site to which the Borrower or any of its Subsidiaries, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body; and

(e) No portion of any Property is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

3.15 Use of Proceeds.

The Borrower shall use the proceeds of the Revolving Credit Loans for working capital and general corporate purposes.

3.16 Margin Stock.

The Borrower will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower does not own any “margin stock”. The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.17 No Event of Default; Compliance with Agreements.

No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Neither the Borrower nor any of its Subsidiaries is (i) in violation of any term of its certificate of incorporation or bylaws (or equivalent organizational or other governing documents); or (ii) in default under any agreement, lease or instrument to which it is a party or by which it or any of its Properties may be subject or bound.

3.18 No Material Adverse Change.

Since the date of the most recent financial statements referred to in Section 3.07 hereof, there has been no Material Adverse Change.

3.19 Security Interest.

The security interests in the personal property collateral granted to the Bank pursuant to the Pledge Agreement (collectively, the “Collateral”) (i) will constitute and will continue to constitute perfected security interests under the UCC (or other applicable Law) entitled to all of the rights, benefits and priorities provided by the UCC (or other applicable Law) and (ii) except as otherwise permitted under Section 6.01 of this Agreement, will be and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements and continued possession or control by the Bank of the Collateral delivered to it as required by the UCC (or other applicable Law). All filing fees and other expenses in connection with each such action shall be paid by the Borrower and the Bank shall be reimbursed by the Borrower for any such fees and expenses incurred by the Bank.

3.20 Labor Controversies.

There are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries.

3.21 Solvency.

After the making of the Loans, the Borrower (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of its business greater than the amount required to pay its debts as they become due. The Borrower was not insolvent immediately prior to the date of this Agreement and the Borrower will not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement or any of the other Loan Documents.

3.22 Subsidiaries.

Schedule 3.22 to this agreement sets forth each Material Subsidiary of the Borrower, the authorized outstanding Capital Stock of such Material Subsidiary and the outstanding Capital Stock of such Material Subsidiary which is owned by the Borrower or any Material Subsidiary of the Borrower.

3.23 Governmental Regulation.

The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

3.24 Accurate and Complete Disclosure; Continuing Representations and Warranties.

No representation or warranty made by the Borrower under this Agreement or by the Borrower under the other Loan Documents and no statement made by the Borrower in any financial statement (furnished pursuant to Sections 3.07 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Borrower is not aware of any facts which have not been disclosed to the Bank in writing by or on behalf of the Borrower which would be reasonably likely to have a Material Adverse Effect. The representations and warranties set forth herein are to survive the delivery of the Loan Documents and the making of the Loans.

ARTICLE IV

CONDITIONS OF LENDING

The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:

4.01 Representations and Warranties; Events of Default and Potential Defaults.

The representations and warranties contained in Article III shall be true and correct on and as of the date of each Loan with the same effect as though made on and as of each such date. On the date of any Loan, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made. Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request. The failure of the Bank to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made.

4.02 Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered to the Bank and shall be in effect and all filings contemplated thereby shall have been made. The Borrower shall also deliver such other instruments, documents and certificates as the Bank or its counsel shall reasonably require.

4.03 UCC Financing Statements; Notices of Security Interest.

On or before the Closing Date, each UCC-1 financing statement and notice of security interest (or other similar required filings) to be filed pursuant to the Pledge Agreement shall have been duly executed (if necessary) and shall be prepared for filing thereof.

4.04 Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Bank or satisfied by or on behalf of the Borrower:

(a) Certified Copies of Organizational Documents. A copy of the certificate of incorporation and bylaws of the Borrower certified by the secretary of the Borrower.

(b) Good Standing and Tax Lien Certificates. A good standing certificate from the State of Delaware certifying as to the good standing and status of the Borrower as a corporation and a good standing certificate from each other jurisdiction in which the Borrower is registered to do business as a foreign corporation. A tax lien certificate of the Borrower from the State of Delaware and, if issued by such jurisdiction upon request and the payment of other appropriate fees, a tax lien certificate from each other jurisdiction in which the Borrower is registered to do business as a foreign corporation.

(c) Proceedings and Incumbency. A certificate in form and substance satisfactory to Bank, dated the Closing Date and signed on behalf of the Borrower by the Secretary of the Borrower certifying as to (i) true copies of the certificate of incorporation and bylaws of the Borrower and no amendments thereto, (ii) the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement and the other Loan Documents, (iii) the names, true signatures and incumbency of the officers of the Borrower authorized to execute and deliver the Loan Documents and (iv) the exact legal name of the Borrower. The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank.

(d) Financial Statements. Financial statements in form and substance satisfactory to the Bank, as described in Section 3.07 of this Agreement.

(e) Insurance. Evidence, in form and substance satisfactory to the Bank, that the business and all assets of the Borrower are adequately insured and that the Bank has been named as additional insured and lender’s loss payee, as its interests may appear, entitled to thirty (30) days prior notice of cancellation or modification, on all such policies of insurance covering the Collateral.

(f) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the most recent financial statements delivered to the Bank.

(g) Lien Searches. Copies of record searches (including UCC searches and judgments, suits, taxes and other lien searches at both the state and county level at each of its locations and in the jurisdiction of incorporation of the Borrower) evidencing that no Liens exist against the Borrower or its assets except those Liens permitted pursuant to Section 6.01 hereof or those Liens that are or will be released or terminated in connection herewith as set forth in Section 4.04(h) hereof.

(h) Termination Statements; Release Statements and Satisfaction Pieces. Evidence satisfactory to the Bank that all necessary termination statements, release statements and mortgage satisfaction pieces in connection with any and all Liens with respect to the Borrower or any of its Subsidiary that are not permitted pursuant to Section 6.01 of this Agreement have been filed or satisfactory arrangements have been made for such filing (including, without limitation, a payoff letter from National City Bank of Pennsylvania in form and substance satisfactory to the Bank).

(i) Leases. Certified copies of all (i) leases of real property to which the Borrower is a party and (ii) those leases of personal property to which the Borrower is a party with respect to which Liens are identified on the lien searches to include assets other than the specific equipment and the proceeds thereof.

(j) Accounts. Evidence that the Borrower has established its primary operating and depository accounts with the Bank.

(k) Opinion Of Counsel. An opinion of counsel on behalf of the Borrower, dated the Closing Date, in form and substance satisfactory to Bank in its sole and absolute discretion.

(l) Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Bank by the terms of this Agreement or of any Loan Document or set forth on the Preliminary Closing Checklist with respect to the transactions contemplated by this Agreement.

4.05 Details Proceedings and Documents.

All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may request from time to time.

4.06 Fees and Expenses.

The Borrower shall have paid all fees and charges as required for the Closing and relating to the Closing, including any out-of-pocket fees and expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank’s liens and security interests.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees, on behalf of itself and its Subsidiaries, with the Bank as follows:

5.01 Reporting and Information Requirements.

The Borrower shall deliver or shall cause to be delivered the following documents to the Bank in such detail as reasonably requested by the Bank:

(a) Annual Audited Reports. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Bank consolidated audited and consolidating statements of income, retained earnings and cash flow for such fiscal year and a consolidated audited and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such statements and balance sheet to be certified by an independent certified public accounting firm selected by the Borrower and acceptable to the Bank. The report of such accountants shall be free of exception or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

(b) Quarterly Financial Reports of the Borrower. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters in each fiscal year during the term of this Agreement, the Borrower shall furnish to the Bank consolidated statements of income, retained earnings and cash flow for the Borrower and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter, all in reasonable detail. All such income statements and balance sheets shall be prepared by the Borrower and certified by the appropriate officer of the Borrower as presenting fairly the financial position of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the results of its operations for such periods, in conformity with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Bank.

(c) Compliance Certificate. The consolidated income statements and balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) and 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit “A” attached hereto and made a part hereof, executed by the appropriate officer of the Borrower, stating that no Event of Default or Potential Default exists and that the Borrower is in compliance with all applicable covenants contained in this Agreement. Such certificate shall include all figures necessary to calculate the Borrower’s compliance with all financial covenants set forth in this Agreement. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower with respect thereto.

(d) Reports to Governmental Agencies. As soon as practicable, and in event within ten (10) days after the filing thereof, the Borrower shall furnish to the Bank a copy of its Form 10-K and 10-Q reports, each proxy statement, each registration statement and all other reports which the Borrower is or may be required to file with the United States Securities and Exchange Commission or any State Securities Commission. Upon the written request of the Bank, the Borrower will promptly deliver to the Bank copies of all such other financial reports, statements and returns which the Borrower has filed with any other federal or state department, commission, board, bureau, agency or instrumentality.

(e) Interim Reports. Within thirty (30) days after the request of the Bank, the Borrower shall deliver to the Bank such interim income statements, balance sheets and/or financial statements as the Bank shall reasonably deem necessary, all prepared in accordance with GAAP and certified by the Borrower to be true and correct.

(f) Monthly Collateral Account Reports. Within fifteen (15) days after the end of each calendar month, the Borrower shall deliver to the Bank a copy of the account statements from PNC Investments LLC relating to the Collateral Account. The Borrower shall also deliver to the Bank other additional information with respect to the Collateral Account as requested by the Bank in such form as the Bank shall require.

(g) Audit Reports. Promptly upon receipt thereof, the Borrower will deliver to the Bank a copy of each other report submitted to the Borrower by independent accountants, including comment or management letters, in connection with any annual, interim or special audit report made by them of the books of the Borrower.

(h) Visitation; Audits. The Borrower shall permit or shall cause to be permitted such Persons as the Bank may designate to visit and inspect any of the properties of the Borrower, to examine, and to make copies and extracts from, the books and records of the Borrower and to discuss its affairs with its officers, employees and independent accountants during normal business hours. The Borrower shall authorize its officers, employees and independent accountants to discuss with the Bank the affairs of the Borrower. The Bank may conduct such audits at its discretion and as often as it reasonably deems necessary, at the Borrower’s expense.

(i) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Borrower will give the Bank notice of the Event of Default or Potential Default, together with a written statement signed on behalf of the Borrower setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower with respect thereto.

(j) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower will give the Bank written notice with respect to any Material Adverse Change or any development or occurrence that could have a Material Adverse Effect.

(k) Notice of Proceedings. Promptly upon becoming aware thereof, the Borrower will give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting the Borrower which, if adversely decided, would have a Material Adverse Effect.

(l) Further Information. The Borrower will promptly furnish to the Bank such other information, and in such form, as the Bank may reasonably request from time to time.

5.02 Preservation of Existence and Franchises.

Each of the Borrower and its Material Subsidiaries will maintain its existence as a corporation and its rights and franchises in full force and effect in its jurisdiction of incorporation. Neither Borrower nor any of its Material Subsidiaries shall change its jurisdiction of incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to receive or retain such qualification would be reasonably likely to have a Material Adverse Effect.

5.03 Insurance.

Each of the Borrower and its Subsidiaries will maintain with financially sound and reputable insurers, insurance with respect to its properties including, but not limited to, the Collateral and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Bank and as is customary in the case of Persons engaged in the same or similar businesses or having similar properties in the same geographic area (including, if required by the Bank, flood insurance). The Borrower agrees to provide the Bank with thirty (30) days advance notice of the modification or termination of any such policy of insurance. The Borrower shall maintain business interruption insurance and shall keep the Collateral that is insurable insured against loss or damage by fire, theft, burglary, pilferage, flood, loss in transit and such other hazards as the Bank shall specify, in amounts and under policies issued by insurers acceptable to the Bank, all premiums thereon to be paid by the Borrower and, upon request of the Bank, such policies and copies thereof shall be delivered to the Bank. Each insurance policy required of the Borrower by this Section shall name the Bank, its successors and assigns, as additional insured and lender’s loss payee, as applicable, and shall provide (i) that, with respect to the insurance on the Collateral, all proceeds thereunder shall be payable to the Bank, (ii) that such insurance shall not be affected by any act or neglect of the insured or owner of the property described in such policy, and (iii) that such policy and endorsements may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice thereof has been given to the Bank.

5.04 Maintenance of Properties.

Each of the Borrower and its Subsidiaries will maintain or cause to be maintained in good repair, working order and condition, the properties now or in the future owned, leased or otherwise possessed by such Person and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. The Borrower shall notify the Bank prior to any change in the permanent location of any of its properties or businesses.

5.05 Payment of Liabilities.

The Borrower will, and will cause each of its Subsidiaries to, pay or discharge:

(a) on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income, sales or franchises which would have a Material Adverse Effect and for which such Person has established adequate reserves on its books;

(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, and for which such Person has established adequate reserves on its books and for which such Person has put in place adequate bonds or other security to cover the amount of any such Lien;

(c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, and for which such Person has established adequate reserves on its books; and

(d) all other current liabilities so that none is due more than sixty (60) days after the due date for each liability on or prior to the date when due, except current liabilities which are subject to good faith dispute and for which such Person has created adequate reserves on its books.

5.06 Financial Accounting Practices.

Each of the Borrower and its Subsidiaries will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.07 Compliance with Laws.

Each of the Borrower and its Subsidiaries shall comply in all material respects with all applicable Laws.

5.08 Pension Plans.

Each of the Borrower and its Subsidiaries shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to such Person in connection with such termination; (b) make contributions to all of such Person’s Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by such Person of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. Each of the Borrower and its Subsidiaries shall deliver to the Bank, promptly after the filing or receipt thereof, copies of all material reports or notices that such Person files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

5.09 Continuation of Business.

Each of the Borrower and its Subsidiaries will continue to engage generally in businesses and activities substantially similar to those described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

5.10 Use of Proceeds.

The Borrower will use the proceeds of the Loans for the purposes stated in Section 3.15 hereof.

5.11 Lien Searches.

The Bank may, but shall not be obligated to, conduct lien searches of the Borrower and its assets and properties on an annual basis and at such other times as the Bank, in its reasonable discretion, may determine to be necessary. The Borrower shall reimburse the Bank for the Bank’s out-of-pocket costs in connection with such lien searches.

5.12 Further Assurances.

The Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Bank may request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement and to cause the Liens granted under the Pledge Agreement or any other Loan Document to be, at all times, valid, perfected and enforceable against the Borrower and all third parties. All expenses of such filings and recordings, and refilings and rerecordings, shall be borne by the Borrower.

5.13 Amendment to Schedules and Representations and Warranties.

Should any of the information or disclosures provided on any of the schedules attached hereto and made a part hereof become incorrect in any material respect, the Borrower shall promptly provide the Bank in writing with such revisions to such schedule as may be necessary or appropriate to correct the same; provided, however, that no schedule shall be deemed to have been amended, modified or superseded by any such correction relating to or resulting from an act, omission or event that is not otherwise permitted under this Agreement, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Bank, in its sole and absolute discretion, shall have accepted in writing such revisions to such schedule.

5.14 Bailees.

If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Borrower’s agents or processors, the Borrower shall, promptly after request therefor by the Bank, notify such warehouseman, bailee, agent or processor of the Lien in favor of the Bank created hereby and shall instruct such Person to hold all such Collateral for the Bank’s account subject to the Bank’s instructions.

5.15 Operating and Depository Accounts.

The Borrower shall maintain its principal operating and depository accounts with the Bank during the term of this Agreement.

5.16 Minimum Tangible Net Worth.

The Borrower and its Subsidiaries shall maintain at all times a Tangible Net Worth in an amount greater than or equal to the sum of (i) Thirty One Million Five Hundred Ninety Five Thousand and 00/100 Dollars ($25,000,000.00) (the “Base Tangible Net Worth”), plus (ii) twenty-five percent (25%) of the net income (to the extent that it is a, positive number) of the Borrower for each fiscal year of the Borrower; provided, however, that at the election of the Borrower, the Base Tangible Net Worth may be reduced by an amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00) solely to accommodate the Borrower’s repurchase of shares of issued and outstanding Capital Stock of the Borrower.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants, on behalf of itself and its Subsidiaries, to the Bank as follows:

6.01 Liens.

Neither Borrower nor any of its Subsidiaries shall at any time create, incur, assume or suffer to exist any Lien on any of its assets or property, tangible or intangible (including Capital Stock of such Person), now owned or hereafter acquired, or agree to become liable to do so, except:

(a) Liens existing on the Closing Date and described in Schedule 6.01 to this Agreement;

(b) Liens in favor of the Bank;

(c) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement that are not yet due;

(d) pledges or deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds or other pledges or deposits of like nature used in the ordinary course of business;

(e) any unfiled materialmen’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that, except as otherwise set forth in Section 5.05 (b) hereof, if such a Lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise); and

(f) Purchase Money Security Interests to secure Indebtedness permitted under Section 6.02(d); provided, however, that such security interests shall be limited solely to the equipment purchased with the proceeds of such Indebtedness.

6.02 Indebtedness.

Neither the Borrower nor any if its Subsidiaries shall at any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement, the Notes or any other Loan Document or any other document, instrument or agreement between the Borrower and the Bank;

(b) Indebtedness existing on the Closing Date, and described in Schedule 6.02 to this Agreement, provided, however, that none of such Indebtedness shall be increased, extended, renewed or refinanced without the prior written consent of the Bank;

(c) Current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business; and

(d) Capitalized Lease Obligations or Indebtedness secured by Purchase Money Security Interests arising after the date of this Agreement for purchases or leases of equipment in the ordinary course of business and in amounts which shall not exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, at any time.

6.03 Guarantees and Contingent Liabilities.

Neither the Borrower nor any of its Subsidiaries shall at any time directly or indirectly become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of (i) Indebtedness permitted pursuant to Section 6.02 and (ii) performance, completion, quality and the like provided by such Person with respect to performance or similar obligations owing to another Person by such Person.

6.04 [Reserved].

6.05 Restricted Payments.

Neither the Borrower nor any of its Subsidiaries will declare, make, pay or agree, become or remain liable to make or pay, any Restricted Payment of any nature (whether in cash, property, securities or otherwise); provided, however, that (i) so long as (a) no Event of Default has occurred or is continuing and (b) no Event of Default will occur as a result thereof, the Borrower may declare, pay or make Restricted Payments (ii) any wholly-owned Subsidiary may declare, pay or make Restricted Payments to the Borrower or, in the case of any Subsidiary that is wholly owned by any other Subsidiary, to such Subsidiary.

6.06 Leases.

Neither Borrower nor any of its Subsidiaries will at any time enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property, except:

(a) leases cancelable by the lessee without penalty on not more than thirty (30) days notice;

(b) leases existing on the Closing Date and described on Schedule 6.06 to this Agreement;

(c) Lease Obligations with respect to Operating Leases of personal property entered into in the ordinary course of business of the Borrower and its Subsidiaries in monthly amounts that do not exceed One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) per month; and

(d) Capitalized Lease Obligations permitted pursuant to Section 6.02(d) hereof.

6.07 Self-Dealing.

Neither the Borrower nor any of its Subsidiaries shall enter into or carry out any transaction (including, without limitation, purchasing property or services from or selling property or services to) with any Affiliate except:

(a) officers, directors, shareholders and employees of such Person may render services to such Person for compensation at substantially the same or better rates generally paid by third parties engaged in the same or similar businesses for the same or similar services; and

(b) subject to the terms of this Agreement, such Person may enter into and carry out other transactions with Affiliates if in the ordinary course of such Person’s business, pursuant to the reasonable requirements of such Person’s business, upon terms that are fair and reasonable and no less favorable to such Person than such Person would obtain in a comparable arm’s length transaction.

6.08 Disposition of Assets.

Neither the Borrower nor any of its Subsidiaries shall sell, convey, pledge, assign, lease (except for leases entered into in the ordinary course of business), abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a transaction and any set of related transactions constituting but a single transaction) any of its properties or assets whether tangible or intangible (including, but not limited to, shares of Capital Stock of such Person, the Collateral or any portion thereof), except for sales of inventory and obsolete or worn out property in the ordinary course of business.

6.09 Change in Business.

Without the prior written consent of the Bank, neither the Borrower nor any of its Subsidiaries will engage in any business or activity other than those businesses and activities substantially similar to those described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

6.10 Margin Stock.

The Borrower will not use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.11 Merger; Consolidation; Acquisitions.

Neither the Borrower nor any of its Subsidiaries shall merge or agree to merge with or into or consolidate with any other Person. The Borrower shall acquire any material portion of the Capital Stock or assets or business of any other Person.

6.12 Sale/Leaseback.

Neither the Borrower nor any of its Subsidiaries shall enter into any agreement with any party (“Lender”) to provide for the leasing by such Person of real or personal property which has been or is to be sold or transferred by such Person to such Lender, or to any other Person to whom funds have been or will be advanced by such Lender on the security of such property or the rental obligations of such Person with respect to such property.

6.13 Change of Control.

Neither the Borrower nor any of its Subsidiaries shall cause and shall not permit, directly or indirectly, a Change of Control to occur.

6.14 Fiscal Year.

Neither the Borrower nor any of its Subsidiaries shall change its fiscal year or elect to be designated as an entity other than its current tax designation.

6.15 Modifications to Material Documents.

Neither the Borrower nor any of its Subsidiaries shall amend in any respect its certificate of incorporation, bylaws, other organizational documents or the material terms of any material contracts.

6.16 Double Negative Pledge.

Neither the Borrower nor any of its Subsidiaries shall enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of such Person to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, Capital Stock) of such Person.

6.17 Capital Expenditures.

The Borrower shall not make Capital Expenditures (including those Capital Expenditures (i) secured by Purchase Money Security Interests, (ii) relating to Capitalized Lease Obligations and (iii) relating to Lease Obligations with respect to Operating Leases) in excess of Five Million and 00/100 Dollars ($5,000,000.00) in any fiscal year. Carryover is not permitted.

ARTICLE VII

DEFAULTS

7.01 Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a) The Borrower shall fail to pay principal on any of the Loans on the date due; or

(b) The Borrower shall fail to pay interest on the Loans or any fees payable pursuant to this Agreement or the Notes within five (5) days of the date due; or

(c) The Borrower shall fail to pay any other fee or other amount payable pursuant to this Agreement, the Notes, the Pledge Agreement or any of the other Loan Documents within five (5) days of the due date; or

(d) Any representation or warranty made by the Borrower under this Agreement or any of the other Loan Documents or any material statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(e) The Bank’s security interest or Lien under the Pledge Agreement or any of the other Loan Documents is or shall become unperfected; or

(f) The Borrower shall default in the performance or observance of any covenant contained in Article V (other than the covenants contained in Sections 5.04, 5.06, 5.08, 5.11 and 5.12) or Article VI of this Agreement; or

(g) The Borrower shall default in the performance or observance of any covenant contained in Sections 5.04, 5.06, 5.08, 5.11 and 5.12 and such default shall continue for a period of thirty (30) days; or

(h) The Borrower or any Guarantor (as the case may be) shall default in the performance or observance of any covenant, agreement or duty under this Agreement, any Note, or any other Loan Document or any agreement between the Bank and the Borrower giving rise to any Obligations (not constituting an Event of Default under any other provision of this Section 7.01) and such default shall continue for a period of thirty (30) days; or

(i) The expiration (without renewal or extension thereof) or termination at any time of any of the Loans provided hereunder;

(j) The Borrower or any of its Subsidiaries shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) beyond any period of grace with respect to the payment or, if any obligation (or set of related obligations) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or commit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(k) One or more judgments for the payment of money in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), individually or in the aggregate, shall have been entered against the Borrower or any of its Subsidiaries or any of their properties and shall have remained undischarged or unstayed for a period of thirty (30) days; or

(l) A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), individually or in the aggregate, shall have been issued against the Borrower or any of its Subsidiaries or any of their properties and shall have remained undischarged or unstayed for a period of thirty (30) days; or

(m) The Bank has determined (which determination shall be conclusive) that a Material Adverse Change has occurred; or

(n) (i) A Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction or Reportable Event involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) the Borrower or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from the Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject the Borrower or any of its Subsidiaries to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect; or

(o) A proceeding shall be instituted in respect of the Borrower or any of its Subsidiaries:

(i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Person or for all or any substantial part of its property; or

(p) The Borrower or any of its Subsidiaries shall become insolvent; shall become generally unable to pay its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(o)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(o)(i) of this Agreement; shall institute a proceeding described in Section 7.01(o)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

7.02 Consequences of an Event of Default.

Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances under any Note; (b) if an Event of Default specified in clause (a), (o) or (p) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable under this Agreement, each Note and any other Loan Document shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest under this Agreement, each Note and any other Loan Document together with any additional amounts payable hereunder or thereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, each Note will bear interest at the Default Rate (as defined in the Notes) from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under this Agreement and the other Loan Documents or under applicable Law.

ARTICLE VIII

MISCELLANEOUS

8.01 Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under any Note or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

8.02 Amendments and Waivers.

The Bank and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrower under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consent to a departure from the due performance of the obligations of the Borrower under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

8.03 No Implied Waiver; Cumulative Remedies.

No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies that the Bank would otherwise have.

8.04 Notices.

All notices, requests, demands, directions and other communications (collectively “Notices”) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telex or telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrower:Ansoft Corporation
225 West Station Square Drive
Suite 200
Pittsburgh, Pennsylvania 15219
Attention: Chief Financial Officer
With a copy to:McGuire Woods, LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, Pennsylvania 15222
Attention: Ronald W. Schuler, Esq.
If to Bank:William L. Campbell
Vice President
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
8.05	Expenses; Taxes; Attorneys Fees.

The Borrower agrees to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, reasonable fees and expenses of counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Bank’s enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Loans. The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined in good faith by the Bank to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrower agrees to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to the Borrower of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys’ and paralegals’ fees incurred by the Bank or the holder of any Note in connection with such action or suit. All payments due from the Borrower under this Section will be added to and become part of the Obligations until paid in full.

8.06 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

8.07 Governing Law; Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the substantive Laws, and not the laws of conflicts, of said Commonwealth. The Borrower consents to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents or any one or more of them.

8.08 Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

8.09 Duration; Survival.

All representations and warranties of the Borrower contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrower under this Agreement, the Notes and the other Loan Documents.

8.10 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

8.11 Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Bank, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank.

8.12 No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

8.13 Participation and Assignment.

The Bank may from time to time participate, sell or assign all or any part of the Loans made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lending office, lender or financial institution. Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement means and includes any holder of a Note originally issued to the Bank and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrower or any of its Subsidiaries in the Bank’s possession.

8.14 Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

8.15 Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

8.16 Indemnity.

In addition to the payment of expenses pursuant to Section 8.05 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Agreement, the Notes or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses arising on the account of an Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The indemnity agreement contained in this Section shall survive the termination of this Agreement and the assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.

8.17 Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by the Borrower against the Bank or any affiliate, director, officer, employee, attorney or agent of the Bank for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). The Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor. This Section 8.17 shall not limit any rights of the Borrower arising solely out of willful misconduct as finally determined by a court of competent jurisdiction.

8.18 WAIVER OF TRIAL BY JURY.

THE BORROWER AND THE BANK EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NEITHER WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement to be effective on the date set forth at the beginning of this Agreement.

Ansoft Corporation

By: /s/ Thomas A.N. Miller

Name: Thomas A.N. Miller Title: Chief Financial Officer

PNC Bank, National Association

By: /s/ William L. Campbell

Name: William L. Campbell Title: Vice President

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Loan Agreement:

a. Schedule 3.10 Litigation
b. Schedule 3.12 ERISA
c. Schedule 3.13 Patents, Licenses, Franchises
d. Schedule 3.14 Environmental Matters
e. Schedule 3.22 Subsidiaries
f. Schedule 6.01 Liens
g. Schedule 6.02 Indebtedness
h. Schedule 6.06 Leases

All Exhibits to the Loan Agreement:

a. Form of Compliance Certificate